SECOND AMENDING AGREEMENT

THIS SECOND AMENDING AGREEMENT made as of January 14, 2013

BETWEEN:

ALAN A. JOHNSON, a Professional Geologist and businessperson with an address at
538 Hawkside Mews N.W. Calgary, Alberta T3G 3R9;

(hereinafter called the "Optionor")

OF THE FIRST PART

AND:

CARDERO COAL LTD., a company duly incorporated pursuant to the laws of British
Columbia and having its principal office at 1812-1177 West Hastings Street, Vancouver, B.C.,
Canada V6E 2K3

(hereinafter called the "Optionee")

OF THE SECOND PART

WHEREAS:

A. On June 14, 2012 certain coal license tenures in British Columbia described as Tenure Numbers 418174 (as amended August 21, 2012), 418175 (as amended September 11, 2012), 418176 and 418177 (collectively, the “Coal License Tenures”) were issued to the Optionor as the legal and beneficial holder thereof;

B. On May 18, 2010, the Optionor and the Optionee, previously known as “Coalhunter Mining Corporation”, entered into an agreement pursuant to which the Optionor granted the Optionee the right to acquire the Coal License Tenures in exchange for certain payments and other obligations (the “Coal Tenure Option Agreement”);

C. On April 14, 2011, the Parties entered into an agreement amending Section 4.6 of the Coal Tenure Option Agreement (the “Amending Agreement”, the Coal Tenure Option Agreement and the Amending Agreement collectively referred to as the “Agreement”);

D. On January 11, 2013, with the consent of the Optionee, the Optionor transferred the Coal License Tenures, the Property Rights and the Business Assets (each as defined herein) to Johnson Creek Coal Ltd.; and

E. The Parties wish to amend certain aspects of the Agreement pursuant to the terms set forth in this Second Amending Agreement;

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual promises and agreements contained herein, the Parties hereby agree as follows:

1.0 INTERPRETATION

1.0 Unless otherwise defined herein, capitalized terms used in this Second Amending Agreement, shall have the meanings ascribed to such terms in the Agreement.

2.0 AMENDED TERMS

2.0 The Agreement is hereby amended as follows:

2.1 The definition of “Acquisition Deadline” in Section 1.1(a) of the Agreement is deleted and replaced with the following:

“(a) “Acquisition Deadline” is October 14, 2012 unless extended pursuant to the terms of Section 4.9;”

2.2 The definition of “Coal License Tenures” in Section 1.1(k) of the Agreement is deleted and replaced with the following:

“(k) “Coal License Tenures” means the coal license tenures in British Columbia described as Tenure Numbers 418174 (as amended August 21, 2012), 418175 (as amended September 11, 2012), 418176 and 418177 (collectively, the “Coal License Tenures”);”

2.3 The definition of “Exercise Date” in Section 1.1(n) of the Agreement is deleted and replaced with the following:

“(n) “Exercise Date” shall have the meaning set forth in Section 4.4;”

2.4 The definition of “Property Rights” in Section 1.1(cc) of the Agreement is deleted and replaced with the following:

“(cc) “Property Rights” means any licenses, permits, easements, rights-of-way, surface or water rights and other rights or approvals related to the Coal License Tenures necessary or desirable for the development of the Coal License Tenures or for the purpose of placing the Coal License Tenures into production or continuing production therefrom, obtained by the Optionor or by Newco prior to or during the term of this Agreement;”

2.5 The following definition of “Newco” is inserted as Section 1.1(kk) of the Agreement:

“(kk) “Newco” means Johnson Creek Coal Limited, a corporation incorporated under the laws of the Province of Alberta, all of the shares of which are owned by the Optionor;”

2.6 The following definition of “Newco Shares” is inserted as Section 1.1(ll) of the Agreement:

“(ll) “Newco Shares” shall have the meaning ascribed thereto in Section 5.4; and”

2.7 The following definition of “Interim Deposit” is inserted as Section 1.1(mm) of the Agreement:

“(mm) “Interim Deposit” shall have the meaning ascribed thereto in Section 4.9. ”

2.8 The following definition of “Business Assets” is inserted as Section 1.1(nn) of the Agreement:

“All business assets related to the Coal License Tenures and the Property Rights, including reports respecting the research, development and acquisition of the Coal License Tenures and exclusive interpretation and assessment of available geological, geographical and mining data of Northeastern British Columbia coal resources located within a 25 kilometre radius of the southeast corner of District Lot 328 in the Peace River Land District of British Columbia, Canada.”

2.9 Sections 2.1(a), (b), (c), (d) and (e) of the Agreement are deleted and replaced with the following:

“(a) while he held them, the Optionor was legally entitled to acquire, hold, and option the Coal License Tenures, the Property Rights and the Business Assets and Newco is legally entitled to acquire, hold, and option coal tenures in British Columbia, and is legally entitled to hold the Coal License Tenures, the Property Rights and the Business Assets, and will remain so entitled until such time as (i) the Optionee has exercised the Option in accordance with the terms of this Agreement or (ii) this Option has terminated, whichever is earlier;

(b) the Optionor did not have any obligation to obtain any authorization, consent or approval from any third party (other than any authorization required under the Coal Act (British Columbia) and the Coal Act Regulation (British Columbia)) in order to transfer the Coal License Tenures, the Property Rights or the Business Assets to Newco and the Optionor and Newco do not have any obligation to obtain any authorization, consent or approval from any third party (other than any authorization required under the Coal Act (British Columbia) and the Coal Act Regulation (British Columbia)) in order to enter into this Agreement and to perform his/its obligations and covenants hereunder;

(c) at the time of the issuance of the Coal License Tenures by the Ministry to the Optionor, and at the time of the transfer of the Coal License Tenures, the Property Rights and the Business Assets by the Optionor to Newco, and at the time of the legal transfer of the Newco Shares to the Optionee in accordance with Section 5.5, either the Optionor or Newco, as applicable, will be the legal and beneficial owner of the Coal License Tenures, Property Rights and the Business Assets, free and clear of all liens, charges and claims of others, and no taxes, royalties or lease payments or like amounts are, or will be, due in respect of any of the Coal License Tenures, the Property Rights or the Business Assets except for any claims on the Coal License Tenures or Property Rights relating to entry on and work carried out on the Coal License Tenures by the Optionee and subject to any subsisting restrictions, exceptions and reservations, including royalties, in favour of the Crown with respect to the Coal License Tenures and the Property Rights;

(d) to the best of the knowledge and belief of each of the Optionor and of Newco, the Coal License Tenures have been duly and validly issued, amended and recorded pursuant to the Coal Act of British Columbia, and will be in good standing with the Ministry on the Exercise Date and the date that the Newco Shares are transferred to the Optionee;

(e) there are no outstanding agreements or options to acquire, purchase, transfer, lease, or use all or part of the Coal License Tenures, and no person other than the Crown has any royalty or other interest whatsoever in production from any of the Coal License Tenures;”

2.10 Sections 2.1(g), (h) and (i) of the Agreement are deleted and replaced with the following:

“(g) neither the Optionor nor Newco has entered into any agreement or option, contingent or absolute, with any party other than that Optionee for the purchase, transfer, lease or use of all or part of the Coal License Tenures, the Property Rights or the Business Assets;

(h) on the Exercise Date, the Optionor will transfer to the Optionee good, valid and marketable title in and to the Newco Shares at which time Newco will hold the Coal License Tenures, the Property Rights and the Business Assets free and clear of all encumbrances other than any encumbrances related to the Optionee’s entry on or carrying out work on the Coal License Tenures and subject to any subsisting restrictions, exceptions and reservations, including royalties, in favour of the Crown with respect to the Coal License Tenures and the Property Rights; and

(i) the Optionor shall assume sole responsibility and liability for any obligations outstanding up to the Issue Date with respect to the Coal License Tenures except for such obligations as are imposed upon the Optionee pursuant to the provisions of Article 8 of this Agreement.”

2.11 The first paragraph of Section 4.1 is deleted and replaced with the following:

“100% Option. The Optionor grants to the Optionee the sole and exclusive right and option, subject to the terms of this Agreement, to earn a 100% undivided interest in the Coal License Tenures, the Property Rights and the Business Assets, free and clear of all charges and encumbrances, other than any encumbrances related to the Optionee’s entry on or carrying out work on the Coal License Tenures and subject to any subsisting restrictions, exceptions and reservations, including royalties, in favour of the Crown with respect to the Coal License Tenures and the Property Rights, by making the following payments to the Optionor:”

2.12 Section 4.1(c) is deleted and replaced with the following:

“(c) paying to the Optionor (or the Optionor’s lawyers in escrow) $5,000,000 (the “Second Option Payment”) on or before the expiration of the Renewed Acquisition Deadline. If the Optionee pays the Optionor (or the Optionor’s lawyers in escrow) the Interim Deposit (as defined in Section 4.9 below) on or before January 14, 2013, then the Second Option Payment will be reduced to $4,000,000 and must be paid on or before the expiration of the Renewed Acquisition Deadline (as it may be extended from time to time pursuant to the terms of this Agreement) or the Option will terminate. In the event that the Optionee exercises the Option pursuant to Section 4.4 hereof, the Interim Deposit automatically shall be deemed to be part of the proceeds in respect of the sale by the Optionor to the Optionee of the Newco Shares.”

2.13 Section 4.4 of the Agreement is deleted and replaced with the following:

“4.4 Exercise and Transfer of Interest. If and when the Optionee exercises the Option by written notice and payment of the Second Option Payment to the Optionor (or the Optionor’s lawyers in escrow) (the “Exercise Date”), the Optionor shall have two Business Days to transfer to the Optionee the Newco Shares free and clear of all charges, claims and encumbrances.”

2.14 Section 4.6 of the Agreement is deleted and replaced with the following:

“4.6 Share Issuance. On the Exercise Date, concurrent with the payment of the Second Option Payment, the Optionee shall cause Cardero Resource Corp. to issue and deliver 400,000 common shares of Cardero Resource Corp. registered in the name of Optionor to the Optionor (or the Optionor’s lawyers in escrow) (the “Payment Shares”).”

2.15 Section 4.9 of the Agreement is deleted and replaced with the following:

“4.9 Extension of Acquisition Deadline and Renewed Acquisition Deadline. The Acquisition Deadline was extended by the Optionee to January 14, 2013 (the “Renewed Acquisition Deadline”) by giving written notice to the Optionor and paying the Optionor $20,000 for each month that the Acquisition Deadline was extended. The Optionee may further extend the Renewed Acquisition Deadline by the payment to the Optionor (or the Optionor’s lawyers in escrow) of a non-refundable cash deposit on the purchase of the Newco Shares of $1,000,000 on or before January 14, 2013 (the “Interim Deposit”) provided that the Optionee also pays the Optionor $20,000 per month (the “Extension Fee”) for each month that the Renewed Acquisition Deadline is to be extended in advance on or before the 14th day of the month prior to the period that is to be extended, and further provided that the Renewed Acquisition Deadline will not extend beyond April 14, 2013. For clarity, in order to extend the Renewed Acquisition Deadline to February 14, 2013, the Optionee must pay the Optionor (or the Optionor’s lawyers in escrow) the Interim Deposit and the Extension Fee for the extension to February 14, 2013 on or before January 14, 2013.”

2.16 Section 4.11 of the Agreement is hereby amended by deleting the words “Section 4.7” in the first line and replacing them with the words “Section 4.10” .

2.17 The heading of Part 5 of the Agreement is deleted and replaced with the following:

PART 5

ASSIGNMENT OF OPTION / TRANSFER OF COAL LICENSE TENURES

2.18 Section 5.2 of the Agreement is hereby amended by deleting the second full sentence of the Section 5.2 and replacing it with the following:

“With respect to any assignment under this Part 5, the assignment will be absolute and the Assignee will assume full responsibility for, and the Optionee will have no further obligations under, this Agreement.”

2.19 The Agreement is hereby amended by adding the following Sections 5.3 through 5.5:

“5.3 Optionor’s Right to Transfer Coal License Tenures. Notwithstanding the release set out in the Waiver and Release dated January 11, 2013 from the Optionee to the Optionor, the Optionor represents and warrants to the Optionee that the Optionor transferred a 100% undivided right, title and interest in the Coal License Tenures, the Property Rights and the Business Assets to Newco free and clear of all encumbrances other than any encumbrances related to the Optionee’s entry on or carrying out work on the Coal License Tenures and subject to any rights held by the Crown with respect to the Coal License Tenures and the Property Rights. For clarity, notwithstanding any provisions to the contrary in this Agreement, either the Optionor or Newco, as the case may be, will be the legal and beneficial owner of the Coal License Tenures, the Property Rights and the Business Assets at all relevant times during the term of this Agreement.

5.4 Deemed Amendment. Effective at the time of transfer by the Optionor of all of his right, title and interest in the Coal License Tenures, the Property Rights and the Business Assets to Newco referred to in Section 5.3 above, Section 1.1(w) of the Agreement is deemed to be deleted in its entirety and replaced with the following:

“(w) “Option” means the exclusive right herein granted by the Optionor to the Optionee in consideration for the payment and undertakings provided for in this Agreement to permit the Optionee to acquire all of the issued and outstanding shares of Newco (the “Newco Shares”);”

5.5 Option to Purchase Newco Shares. Effective at the time of transfer by the Optionor of all of his right, title and interest in the Coal License Tenures, the Property Rights and the Business Assets to Newco referred to in Section 5.3 above, the references to the “Coal License Tenures”, “Property Rights” and “Business Assets” in Sections 4.1, 4.5, 4.7 and 7.1 shall be replaced with references to the Newco Shares, mutatis mutandis, and all necessary corresponding changes will be made to give effect to the Option as defined above.”

2.20 On or before executing this Second Amending Agreement, the Optionor will provide the Optionee with copies of the following documents for review, provided, however, that the Optionor shall have no obligation to amend or alter such documents:

(a) copies of Newco’s Certificate of Incorporation, Articles and By-Laws;

(b) the asset transfer agreement between Optionor and Newco regarding the transfer of all of his right, title and interest in the Coal License Tenures and the Property Rights to Newco, with customary representations and warranties given by the Optionor to Newco;

(c) director’s resolution of Newco approving the asset transfer agreement and the issuance of the Newco Shares to the Optionor as the sole consideration for all of the Optionor’s right, title and interest in the Coal License Tenures and the Property Rights;

(d) share certificate(s) representing the Newco Shares registered in the Optionor’s name as sole consideration for the transfer of the Coal License Tenures and the Property Rights;

(e) Shareholder’s register of Newco showing the share issuance to the Optionor;

(f) copies of title searches on the Coal License Tenures on January 10, 2013, confirming clear title and no encumbrances at the time of closing of the transfer except for any governmental encumbrances or encumbrances related to the entry on or work carried out in connection with the Coal License Tenures by the Optionee, its affiliates or contractors and their respective directors, officers and employees;

(g) Form T2057 Election under Section 85 of the Income Tax Act (Canada);

(h) conveyance documents executed by the Optionor in favour of Newco for the transfer of the Coal License Tenures and Property Rights and all required filings and registrations with payment of all transfer fees by the Optionor, including a copy of the letter to be submitted by Newco and/or the Optionor with copy of the signed transfer agreement between the Optionor and Newco to the Chief Gold Commissioner along with all fees for registration and transfer of the Coal License Tenures; and

(i) legal opinion given by the Optionor’s lawyers that no third party consents or authorizations are necessary for the transfer of the Coal License Tenures, Property Rights and the Business Assets (other than any authorization required under the Coal Act (British Columbia) and the Coal Act Regulation (British Columbia)) from the Optionor to Newco, and no taxes or other payments (other than registration fees to the Chief Gold Commissioner) are payable in respect of the transfer of the Coal License Tenures from the Optionor to Newco.

2.21 On or before February 1, 2013, the Optionor will provide the Optionee with evidence of the transfer of title the Coal License Tenures to Newco from Mineral Titles BC, Mines and Mineral Resources Division or such other appropriate division of the Ministry of Energy, Mines and Natural Gas. The Optionor will cooperate with the Optionee in correcting Tenure Number 418174 and Tenure Number 418175 of the Coal License Tenures to show the correct unit numbers of such tenures, as amended August 21, 2012 and September 11, 2012, respectively, and the Optionor will forthwith on receipt sign any replacement, corrected, amended or other documents, if and when provided by Mineral Titles BC, Mines and Mineral Resources Division or such other appropriate division of the Ministry of Energy, Mines and Natural Gas, and will take such steps, if any, as are required to transfer legal and beneficial ownership thereof to Newco as contemplated by this Second Amending Agreement.

2.22 Section 7.1(c) of the Agreement is hereby deleted and replaced with the following:

“(c) the Optionor (or the Optionor’s lawyers in escrow) has received from the Optionee the following:

(i) the Cash Deposit referred to in Section 4.1(a) and 4.1(b);

(ii) the Second Option Payment referred to in Section 4.1(c);

(iii) the Payment Shares referred to in Section 4.6;

(iv) the Interim Deposit referred to in Section 4.9; and

(v) any applicable Extension Fees referred to in Section 4.9. ”

2.23 The Agreement is hereby amended by deleting Part 8 and replacing it with the following:

“PART 8

OBLIGATIONS OF OPTIONEE DURING OPTION PERIOD

“8.1 During the term of the Agreement and the Option Period, the Optionee will maintain in good standing the Coal License Tenures by the payment of fees, taxes and rentals and the performance of all other actions which may be necessary in that regard and in order to keep the Coal License Tenures related thereto free and clear of all liens and other charges.

8.3 The Optionee shall ensure that customary and usual practices and procedures are adopted and employed for any work that the Optionee, its affiliates or contractors do on the Coal License Tenures and shall record such data. The Optionee shall maintain accurate records and the Optionor shall be permitted the right to examine, at all reasonable times, such records.

8.4 For the duration of the Agreement, the Optionee, its employees, agents and independent contractors, will have the right and option to:

(a) enter upon the Coal License Tenures; and

(b) do such prospecting, exploration, development or other mining work thereon and thereunder as the Optionee in its sole discretion may consider advisable.

8.5 For the duration of the Agreement and the Option Period, the Optionee covenants that it will:

(a) keep the Coal License Tenures free and clear of all liens, charges and encumbrances arising from its entry on and any work carried out on or with respect to the Coal License Tenures and keep the Coal License Tenures in good standing by the doing and filing of all necessary work and by the doing of all other acts and things and making all other payments which may be necessary in that regard;

(b) permit the Optionor, or his/its representatives, agents, or invitees duly authorized in writing, at their own risk and expense, access to the Property at all reasonable times and to all records prepared by the Optionee, its affiliates or its contractors in connection with work carried out on or with respect to the Coal License Tenures;

(c) conduct all work on or with respect to the Coal License Tenures in a careful and miner-like manner and in compliance with all applicable federal, provincial, and local laws, rules, orders and regulations, and indemnify and hold the Optionor and his successors and assigns, including Newco, harmless from any and all claims, suits or actions made or brought against it in connection with the entry on or work carried out on or in connection with the Coal License Tenures by the Optionee, its affiliates or contractors and their respective directors, officers and employees;

(d) obtain and maintain, or cause any contractor engaged hereunder to obtain and maintain, during any period in which active work is carried out hereunder, adequate insurance, and name the Optionor and Newco, as an additional insured on such policy of insurance;

(e) be responsible for satisfying all bonding requirements for work to be carried out on or with respect to the Coal License Tenures and assume liability for all environmental damage and reclamation work required as a result of entry on or work carried out on or with respect to the Coal License Tenures by the Optionee, its affiliates or contractors and their respective directors, officers and employees; and

(f) on or before February 28, 2013, on the Optionor’s behalf, pay the rent and properly file with the Chief Gold Commissioner of British Columbia the appropriate report on work carried out on the Coal License Tenures by or for the Optionee or its affiliates as may be necessary to extend and maintain the Coal License Tenures in good standing until at least June 14, 2014.

8.6 If the Option is terminated, the Optionee covenants that it shall:

(a) if the date of termination is before February 28, 2013, on the Optionor’s behalf, pay the rent and properly file with the Chief Gold Commissioner of British Columbia the appropriate report on work carried out on the Coal License Tenures by or for the Optionee or its affiliates as may be necessary to extend and maintain the Coal License Tenures in good standing until at least June 14, 2014;

(b) comply with all applicable laws and regulations regarding reclamation for activities carried out on the Coal License Tenures by the Optionee, its affiliates or its contractors, its affiliates or contractors and their respective directors, officers and employees and indemnify and hold the Optionor and his successors and assigns, including Newco, harmless from any and all reclamation claims, suits or actions made or brought against it as a result of the entry on or work carried out on or with respect to the Coal License Tenures by the Optionee, its affiliates or contractors and their respective directors, officers and employees;

(c) ensure that, as soon as practicable and in any event within 20 Business Days following termination of the Option, none of the Coal License Tenures are subject to any encumbrances arising by, through or under the Optionee, its affiliates or contractors and their respective directors, officers and employees;

(d) on or before June 14, 2013, provide the Optionor with any and all data, including all results, regarding the Coal License Tenures that the Optionee, its affiliates or contractors and their respective directors, officers and employees may have developed from entry on or carrying out work on or with respect to the Coal License Tenures;

(e) on or before June 14, 2013, provide the Optionor with copies of geological, environmental, engineering and similar data such as studies and reports prepared or acquired by the Optionee, its affiliates and its contractors concerning the Coal License Tenures;

(f) on or before June 14, 2013, provide the Optionor with the records of the Optionee, its affiliates and its contractors concerning work costs, environmental remediation, and all other information regarding the entry on or work carried out in connection with the Coal License Tenures which is necessary to maintain the Coal License Tenures in good standing; and

(g) on or before June 14, 2013, provide the Optionor with the documentation in the format required for the application for the extension of licenses by Sections 8 and 13 of the Coal Act (British Columbia) and Sections 3 and 4 of the Coal Act Regulation (British Columbia) of all work that was carried out on the Coal License Tenures by or for the Optionee or its affiliates.

8.7 The Optionor and Newco will cooperate with the Optionee with regard to any filings the Optionee is to make with respect to the Coal License Tenures pursuant to the terms of this Part 8.”

2.24 The Agreement is hereby amended by adding the following Section 11.12:

“11.12 Subject to the terms and conditions of this Agreement, the Optionor and the Optionee will use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under the applicable federal, provincial, and local laws, rules, orders and regulations, to carry out all of their respective obligations under this Agreement and to consummate the transactions contemplated by this Agreement, and from time to time, without further consideration, each Party will, at its own expense, execute and deliver such documents to any other Party as such Party may reasonably request in order to consummate the transactions contemplated by this Agreement. Each of the Parties agrees to take all such actions as are within its power to control, and to use reasonable commercial efforts to cause other actions to be taken which are not within its power to control, so as to ensure compliance with each of the conditions and covenants set forth in this Agreement which are for the benefit of any other Party.”

3.0 MISCELLANEOUS

3.0 Miscellaneous

3.1 If the Optionee exercises the Option to purchase the Newco Shares in accordance with the terms of this Second Amending Agreement and the Agreement as hereby amended, the Parties will prepare and execute a share transfer agreement including customary representations and warranties given by the Optionor concerning Newco and the Newco Shares to the Optionee as well as other provisions as agreed by the Parties, including without limitation that no other person holds any shares, debts or other interests in Newco, that Newco has no debts or liabilities, that Newco is the legal and beneficial owner of a 100% undivided right, title and interest in and to the Coal License Tenures, the Property Rights and the Business Assets, free and clear of all liens, charges and claims of others, subject to any subsisting restrictions, exceptions and reservations, including royalties, in favour of the Crown with respect to the Coal License Tenures and the Property Rights, and no taxes, royalties or lease payments or like amounts are, or will be, due in respect of any of the Coal License Tenures or Property Rights except for any claims on the Coal License Tenures or Property Rights relating to entry on and work carried out on the Coal License Tenures by the Optionee, its affiliates or contractor and their respective directors, officers and employees.

3.2 If the Optionee exercises the Option to purchase the Newco Shares, the Optionor agrees to provide an indemnity in favour of the Optionee in respect of all of the Optionor’s taxes, interest, penalties, liabilities, actions, damages and claims of any kind in connection with the transfer of the Coal License Tenures and the Property Rights to Newco and in respect of the Optionor’s taxes, interest, penalties, liabilities, actions, damages and claims of any kind in connection with the Optionor’s sale of the Newco Shares to the Optionee, provided that any indemnity shall be limited to any taxes, interest, penalties, liabilities, actions, damages and claims arising prior to the date of the transfer of the Newco Shares from the Optionor to the Optionee.

3.3 The Optionee hereby represents, warrants and covenants to the Optionee that the transactions contemplated by this Second Amending Agreement and the Agreement as hereby amended have been approved by its directors and herewith provides the Optionor with a certified copy of the resolutions approving the transactions.

3.4 The Optionor hereby releases the Optionee, its affiliates and their respective directors, officers and employees in respect of any and all liability, actions, damages and claims for any alleged breach of the Agreement, provided, however, that the Optionee, its affiliates and their respective directors, officers and employees shall at all times remain liable for any and all liability, actions, damages and claims of any kind related to any and all entry on and work carried out on the Coal License Tenures at any time by the Optionee, its affiliates, its contractors and their respective directors, officers and employees.

3.5 Each of the Parties hereto represents, warrants and covenants that he/it has received its own tax and legal advice with regard to the terms of this Second Amending Agreement and the Agreement as hereby amended and that each will file his/its own tax returns as required by applicable law.

3.6 Each of the Parties hereto agrees to execute and deliver or cause to be executed and delivered all such instruments and to take all such action as the other Party may reasonably request, and at the expense of such other Party in order to more fully effectuate and accomplish the intent and purposes of and to carry out the terms of this Second Amending Agreement.

3.7 The Agreement, as amended by this Second Amending Agreement, shall continue in full force and effect and the provisions of the Agreement, as hereby amended, are ratified and confirmed in all respects.

3.8 This Second Amending Agreement and the Agreement shall be read and construed together as if they constituted one document, provided that if there is any inconsistency between the Agreement and the provisions of this Second Amending Agreement, the provisions of this Second Amending Agreement shall govern.

4.0 COUNTERPARTS

4.0 This Second Amending Agreement may be executed in any number of counterparts (including counterparts by facsimile or portable document format (PDF)), each of which will be deemed to be an original and all of which, taken together, will be deemed to constitute one and the same instrument. Delivery by facsimile or by PDF of an executed counterpart of this Second Amending Agreement is as effective as delivery of an originally executed counterpart of this Second Amending Agreement. Any Party delivering an executed counterpart of this Agreement by facsimile or by PDF shall also deliver an originally executed counterpart of this Second Amending Agreement, but the failure to deliver an originally executed copy does not affect the validity, enforceability or binding effect of this Second Amending Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Second Amending Agreement as of the date first above written.

The Optionee

CARDERO COAL LTD.

Per:	/s/ Michael Hunter
Michael Hunter, President and CEO

The Optionor

ALAN A. JOHNSON

Per:	/s/ Alan Johnson
Alan A. Johnson

ACKNOWLEDGED AND AGREED with respect to the amendment to Section 4.6 of the Agreement:

CARDERO RESOURCE CORP.

Per:	/s/ Michael Hunter
Michael Hunter, President and CEO

[Signature page to Second Amending Agreement]